SAFARI CAYMAN L.P.
Initial Exempted Limited Partnership Agreement
Between:

1	Pavonia Limited, which has its registered office in the Republic of Singapore at 1 Marina Boulevard, #28-00, 018989 (the "General Partner"); and

2	Antelope Cayman CLP Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Initial Limited Partner").

Dated:    26 May 2015

It is agreed that:

1
Formation: By this agreement (the "Agreement"), the General Partner and the Initial Limited Partner hereby agree to form an exempted limited partnership (the "Partnership"), pursuant to the Exempted Limited Partnership Law, 2014 of the Cayman Islands (the "Law"), on the terms set out below.

2
Name: The name of the Partnership shall be Safari Cayman L.P. The Partnership's name may be amended at any time by the General Partner giving notice of such change to the Initial Limited Partner and making the appropriate filing pursuant to section 10 of the Law.

3	General Partner: The Partnership's sole general partner is the General Partner.

4	Initial Limited Partner: The Partnership's sole initial limited partner is the Initial Limited Partner.

5	Registered Office: The Partnership's registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

6
Term: The Partnership's term shall commence on the date that it is registered as an exempted limited partnership under section 9 of the Law and shall continue for an unlimited period unless earlier wound up and dissolved by the General Partner.

7
Capital Contributions: The General Partner and the Initial Limited Partner hereby each agree to contribute US$1.00 capital contribution to the Partnership when called upon to do so by the General Partner and shall contribute additional amounts as agreed between them in writing from time to time.

8
Liability: Subject to the Law, the Initial Limited Partner's liability for the Partnership's debts and obligations shall be limited to its capital contribution and all undistributed profits and income thereon. Save to that extent, the General Partner shall be liable for the Partnership's debts and obligations.

9	Business: The Partnership's business is to purchase, hold, dispose of, or otherwise deal with investments for its own account and to engage or participate in any other lawful investment or related activities in which exempted limited partnerships formed in the Cayman Islands may engage or participate.

10
Conduct of Business: The conduct of the business of the Partnership shall be undertaken by the General Partner and not by the Initial Limited Partner. The Initial Limited Partner is prohibited from taking part in the conduct of the business of the Partnership, save to the extent permitted by the Law.

11
No Return of Capital Contributions: Except as expressly provided in this Agreement, capital contributions shall not be repaid until the liquidation of the Partnership. If the assets of the Partnership, after payment of or provision for all the liabilities of the Partnership, are insufficient to repay the capital contributions in full the General Partner shall not be liable for the repayment thereof from its own resources.

12
Allocations of Profits and Losses: Profits and losses of the Partnership attributable to investments of the Partnership shall be allocated between the General Partner and the Initial Limited Partner in equal proportion or as the General Partner and the Initial Limited Partner may otherwise agree.

13
U.S. Tax Classification: For U.S. federal income tax purposes, the Partnership shall be disregarded as separate from Pavonia Limited until the Unit Effective Time (as defined in that certain Agreement and Plan of Merger, to be dated on or about May 28, 2015, by and among Pavonia Limited, Avago Technologies Limited, the Partnership, Avago Technologies Cayman Holdings Ltd., Avago Technologies Cayman Finance Limited, Buffalo CS Merger Sub, Inc., Buffalo UT Merger Sub, Inc. and Broadcom Corporation) (if relevant).

14
Transfers/Admissions: No interest in the Partnership shall be transferred in whole or in part, nor shall any new general partner be admitted, unless agreed in writing by both the General Partner and the Initial Limited Partner.

15
Compulsory Transfer/Redemption: The General Partner may, by giving notice to the Initial Limited Partner, (i) compulsorily transfer the Initial Limited Partner's interest in the Partnership to such person(s) as the General Partner may nominate for a transfer consideration of US$1.00 or, if greater, an amount equal to the Initial Limited Partner's capital contribution plus any accrued and unpaid profits thereon (the "Capital Amount") or (ii) compulsorily redeem the Initial Limited Partner's interest in the Partnership for a redemption consideration equal to the Capital Amount.

16
Execution/Amendment: This Agreement may be executed in counterpart, and except as expressly stated herein, may only be amended in whole or in part by written agreement of the General Partner and the Initial Limited Partner. The General Partner may amend this Agreement without the consent of the Initial Limited Partner to admit any additional limited partner(s) (in which case, effective immediately upon the admission of any additional limited partner(s), the Initial Limited Partner shall be deemed to have withdrawn from the Partnership, shall be entitled to the return of its capital contribution (if any, and subject always to section 34(1) of the Law) and shall have no further obligations or liabilities in respect of the Partnership) and/or to give effect to any compulsory transfer or redemption pursuant to clause 14. The Initial Limited Partner hereby appoints the General Partner as its agent and attorney-in-fact, with power to take any action on its behalf to give effect to this clause 15.

17
De-registration: The General Partner may, at any time, de-register the Partnership as an exempted limited partnership pursuant to section 41 of the Law and upon any such de-registration the Partnership will immediately dissolve.

18
Winding up and Dissolution: The General Partner may, at any time, commence the winding up of the Partnership's affairs and shall act as liquidator for the purposes of such winding up. Upon completion of the Partnership's winding up, the General Partner shall file a notice of dissolution in accordance with the Law and the Partnership will then dissolve.

19
Severance: If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

20
Transfer by Way of Continuation: Subject to the provisions of the Law, the General Partner may approve the Partnership to be registered by way of continuation as a partnership, body corporate or any other form of entity under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

21	Governing Law: This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Cayman Islands.
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In witness whereof this Agreement has been executed by the parties as a deed on the date first set out above.

EXECUTED as a DEED by	)
Pavonia Limited By:	) ) )	/s/ Patricia H. McCall__________________________ Name: Patricia H. McCall Title: Director and Nominee Shareholder
in the presence of:	) )	/s/ Rebecca Boyden___________________________ Name: Rebecca Boyden

EXECUTED as a DEED by	)
Antelope Cayman CLP Limited By:	) ) )	/s/ Anthony E. Maslowski _______________________ Name: Anthony E. Maslowski Title: Director
in the presence of:	) )	/s/ Veronica Estrada____________________________ Name: Veronica Estrada

SAFARI CAYMAN L.P.
STATEMENT BY THE GENERAL PARTNER FOR REGISTRATION
AS AN EXEMPTED LIMITED PARTNERSHIP
PURSUANT TO
SECTION 9(1) OF THE EXEMPTED LIMITED PARTNERSHIP LAW, 2014

The undersigned, an authorised signatory of Pavonia Limited (the "General Partner"), hereby makes the following statement for the purposes of section 9(1) of the Exempted Limited Partnership Law, 2014 (the "Law"):

1	Name: The name of the Partnership is Safari Cayman L.P. (the "Partnership").

2	Business: The purposes of the Partnership are as set out in the agreement constituting the Partnership (as may be amended from time to time).

3	Registered Office: Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4
Term: The Partnership's term commences on the date of its registration as an exempted limited partnership and continues for an unlimited period until the Partnership is wound up and dissolved in the manner set out in the agreement constituting the Partnership (as may be amended from time to time).

5	Name and address of the general partner: Pavonia Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

6
The Partnership shall not undertake business with the public in the Cayman Islands other than in so far as may be necessary for the carrying on of the business of the Partnership exterior to the Cayman Islands.

/s/ Patricia H. McCall__________________
Patricia H. McCall, Director and Nominee Shareholder
As general partner, on behalf of]
Pavonia Limited

Date: 26 May 2015